Licensing and Servicing Agreement

THIS AGREEMENT AND SERVICING AGREEMENT (the “Agreement”) is entered into as of March 1, 2012 (the “effective Date”) by and between Entrex, Inc. (“Licensor”), a Delaware corporation with its principal place of business at 233 South Wacker Drive, Suite 300, Chicago, IL 60606, and EOS PETRO INC. (“Licensee” and, together with Licensor, the “Parties” and each a “Party”), with its principal place of business at 2049 Century Park East Suite 3670 Los Angeles, CA 90067.

WHEREAS, Licensor (i) is the owner or exclusive licensee of the Licensed Know-How (as defined below) consisting of certain know-How and other Propriety Rights (as defined below) and materials relating to the issuance and trading of TIGRcub® Securities (as defined below) and (ii) has made a significant investment in the Licensed Know-How; and

WHEREAS, Licensor is the licensee of the Licensed Patent Rights (as defined Below); and

WHEREAS, Licensor owns the Trademarks (as defined below) depicted on Exhibit 1 hereto (the “Licensed Marks”): and

WHEREAS, Licensee desires to receive a license from the Licensor to the Licensed Know-How and the Licensed Marks and a sublicense to the Licensed Patent Rights (collectively, the “Licensed Rights”) pursuant to the terms and conditions set forth in this Agreement and for the purposes specified herein; and

WHEREAS, Licensor is willing to grant to the Licensee a license to the Licensed Rights on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings expressed in this Agreement, and intending to be legally bound, Licensor and Licensee agree as follows:

Section 1	Certain Defined Terms.

For purposes of this Agreement:

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of New York, a legal holiday in the Republic of Croatia, or a day on which banking institutions In the State of New York or in the Republic of Croatia are authorized or obligated by law to close.

“Commercialization” shall mean all activities related to the issuance of TIGRcub® Securities, including the marketing, promotion, distribution, sale and offering for sale of TIGRcub® Securities. When used as a verb, “Commercialize” or “Commercializing” means to engage in Commercialization.

“Confidential Information” means any non-public proprietary data, information or materials, including the Licensed Know-How, that belongs in whole or in part to, or is Controlled by, a Party or its affiliates and information otherwise designated by a Party as Confidential Information hereunder. Confidential Information includes the terms of this Agreement.

“Control” or “Controlled” means with respect to any material, item of information or Proprietary Right, the possession, whether by ownership or license, of the right to grant a license with respect thereto.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration proceeding or other proceeding of any nature (including any civil, criminal, administrative or appellate proceeding).

“License and Service Fee(s)” shall have the meaning set forth in Section 4.2.

“License Fee” shall have the meaning set forth in Section 4.2.

“Licensed Know-How” shall mean all confidential, technical or proprietary information and knowledge not generally known to the public (including information and knowledge regarding inventions, discoveries, techniques, systems, methods and processes of any type, drawings, design information, documentation, guidelines, manuals, computer programs and other information), whether or not patentable and whether or not in written form, that Licensor owns or Controls as of the Effective Date and that relates to the issuance and trading of TIGRcub® Securities.

“Licensed Marks” shall have the meaning set forth in the recitals.

“Licensed Patent Rights” shall mean (i) United States Patent Number 7,149,719 and the United States Patent Applications with Serial Numbers 10/153,052 and 11/057,552 (with corresponding published application numbers 2003/0204459 A 1, published October 30, 2003 and 2005/0222940 A1, published October 6, 2005) and any and all United States and foreign patents resulting from such applications and (ii) any divisions, continuations and reissuances or extensions of any of the foregoing.

“Licensed Rights” shall have the meaning set forth in the recitals.

“Licensed Technology” shall mean the Licensed Know-How and the Licensed Patent Rights.

“Licensee” shall have the meaning set forth in the Preamble.

“Licensee Improvements” shall mean all inventions, discoveries, techniques, systems, methods, processes, improvements, developments, enhancements and modifications (whether or not patentable, commercially useful or reducible to writing or practice) that Licensee may hereafter, either solely or jointly with others, acquire, create, discover, invent, originate, make, develop, conceive or have rights to, in whole or in part, which would infringe any Licensed Technology or may be competitive with operations or applications of any Licensed Technology.

“Licensor” shall have the meaning set forth in the Preamble.

“Prime Rate” shall mean the rate of interest publicly announced by The Chase Manhattan Bank in New York City or its successors from time to time as its prime, base or reference rate, which is not intended to be the lowest rate of interest charged to borrowers by The Chase Manhattan Bank or its successors.

“Proprietary Rights” shall mean all (i) patents, patent rights, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) Trademarks, and applications therefor; (iii) copyrights (registered and unregistered) and applications for copyright registrations; (iv) mask works and registrations and applications for registration thereof; (v) computer software programs and applications (whether in source or object code forms) and related documentation; (vi) databases and database rights; (vii) trade secrets, know-how and Confidential Information, whether patentable or unpatentable and whether or not reduced to writing or practice, processes and techniques, research and development information; and (viii) other proprietary rights relating to any of the foregoing (including all associated goodwill related to the foregoing and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions).

“Qualified Prospective Investor(s)” means accredited investors, qualified institutional buyers and foreign investors, as defined under federal and state securities laws, rules and regulations.

“Qualified Prospective Placement Agents” means Licensed security broker/dealers who are registered with the Financial Industry Regulatory Authority (FINRA).

“Restricted Period” means the period beginning on the date hereof and ending on the third anniversary of the date hereof.

“Service Fee” shall have the meaning set forth in Section 4.2.

“Term” shall have the meaning set forth in Section 6.1 hereof.

“Territory” shall mean [the United States of America and the Republic of Croatia.

“TIGRcub® Certificate” shall mean a certificate evidencing ownership of a TIGRcub® Security.

“TIGRcub® Security” shall mean any security issued pursuant to the method set forth in utilizing the Licensed Rights.

“Trademarks” means any and all United States and foreign trademarks, trade names, brand names, logotypes, symbols, service marks, designs, Internet domain names and the goodwill of the business symbolized thereby, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof.

Additional Definitions. Definitions for each of the following defined terms are set forth in the Section of this Agreement indicated below:

Definitions	Section
Trustee	7.2.5
Debtor Party	6.4
Indemnified Party	10.3.3
Indemnifying Party	10.3.3
Liabilities	10.3.1
Materials	5.10
Non-Debtor Party	6.4
Offering Documents	7.2.11
Permitted Investors	3.4
Receiving Party	11.1
Resource Site	3.2
Terms of Use	3.2
TIGReub® Transaction Documents	7.2.9
Trademark Guidelines	5.9
Trustee	7.2.5
Trust Indenture	7.2.5

Section 2	Grant of License.

2.1	License to Issue and Commercialize TIGRcub® Securities; TIGRcub® Mark. Provided Licensee has received “Know Your Customer” approval from the Trustee (as defined below), Licensor hereby grants to Licensee the non-exclusive, non-transferable (except as permitted under Section 11.7), non-sublicenseable rights and license (i) under the Licensed Technology solely to issue and Commercialize TIGRcub® Securities and (ii) to use the Licensed Marks solely in connection with the issuance and Commercialization of TIGRcub® Securities, in the case of both (i) and (ii) above.

2.2 No Implied Rights. No other rights with respect to the Licensed Rights other than those provided in Section 2.1 are granted to Licensee hereby. Licensor hereby reserves any rights not expressly granted to Licensee in Section 2.1. Without limitation to the foregoing, the license to the Licensed Marks does not include, and no rights are granted to any other Trademarks owned or Controlled by Licensor, or any Trademarks containing or comprising a formative, derivative, variation or colorable imitation thereof.

Section 3	Servicing

3.1	Model TIGRcub® Security Documentation. On the effective Date, Licensor will provide Licensee with copyrighted model TIGRcub® security documentation solely to issue and Commercialize TIGRcub® Securities. Such model documentation only includes the following: a model term sheet, a model securities purchase agreement, a model indenture (including a TIGRcub® Certificate attached thereto as an exhibit) and a model form of legal opinion (collectively, the “TIGRcub® Security Documentation”).

3.1.1	Licensee acknowledges that Licensor is not a law firm and its employees are not acting as Licensee’s attorneys. Licensee further acknowledges that the TIGRcub® Security Documentation is not a substitute for the advice of an attorney.

3.1.2	Except for claims subject to the indemnification obligations set forth in Section 10.3.1 Licensor is not responsible for any loss, injury, claim, liability, or damage related to Licensee’s use of the TIGRcub® Security Documentation. Issuer’s reliance on and/use of the TIGRcub® Security Documentation is at its own risk.

3.2	Access to Licensor’s Resources Site. On the first Business Day after Licensor receives the Deposit (as defined in Section 4.3), Licensee shall receive access credentials for, and be permitted to access, on-line resource site (the “Resource Site”). Licensee acknowledges and agrees that its access and use of the Resource Site is subject to the terms of this Agreement.

3.3.	Assistance with TIGRcub® Issuance Closing. At Licensee’s request, Licensor will provide the following assistance in connection with the closing of issuances of the TIGRcub® Securities: (i) assistance in obtaining Depository Trust Company eligibility, (ii) assistance in preparing Licensee’s Committee on Uniform Security Identification Procedures (CUSIP) application and (iii) technical support of closing activities.

3.4	Information Available to Permitted Investors. Licensor shall integrate Licensee’s disclosures submitted to the Trustee pursuant to the Trust Indenture in to an electronic database. Licensor shall provide electronic access to such disclosure information to current “Holders” (as defined in the Trust Indenture) of the TIGRcub® Securities (“Permitted Investors”). Licensor shall also make available to Permitted Investors electronic copies of final TIGRcub® Transaction Documents (as defined below).

3.5	Information Available to Prospective Secondary Purchasers. Licensor will make available to prospective secondary purchasers of any TIGRcub® Security all of the information identified in Section 3.4 and 7.2, provided that the related current Permitted Investor and Licensee shall direct Licensor to provide such information subject to the restrictions On the subsequent transfers of the TIGRcub® Securities that are set forth in the Trust Indenture. At the request of Licensee, Licensor shall provide a register of names, dates, times and entity affiliations of those parties who have accessed Licensee’s disclosures.

3.6	Introduction to Qualified Prospective Investors and Qualified Prospective Placement Agents. Licensor is aware of and acquainted with Qualified Prospective Investors who may be interested in investing in TIGRcub® Certificates issued by Licensee and Licensor is aware of and acquainted with Qualified Prospective Placement Agents who are aware of and acquainted with prospective investors who may be interested in investing in TIGRcub® Certificates issued by Licensee, Licensee may engage Qualified Prospective Placement Agents at Licensee’s sole discretion pursuant to an engagement agreement Between Licensee and Placement Agent to which Licensor shall not be a party.

3.6.1	Licensor shall, in its sole and absolute discretion< for the term of this agreement, introduce Qualified Prospective Investors to Licensee.

3.6.2	Licensor shall, in its sole and absolute discretion, for the term of this agreement, introduce Qualified Prospective Placement Agents to Licensee.

3.6.3	Licensee shall return a signed Qualified Prospective Investor and Qualified Prospective Investor and Qualified Prospective Placement Agent Identification and Acceptance Form (which is attached hereto as Exhibit 5) to Licensor prior to Licensor’s introduction of a Qualified Prospective Investor or Qualified Prospective Placement Agent to Licensee. The Licensee may request that the name of any specific Qualified Prospective Investor or Qualified Prospective Placement Agent not be included on the Qualified Prospective Investor and Prospective Placement Agent Identification and Acceptance Form and in such case the Licensor shall remove the name from such form before signature by Licensee.

3.6.4	Notwithstanding any terms to the contrary set forth herein, Licensor shall not, and shall not allow any third party (whether a representative, consultant, advisor or otherwise) acting on its behalf to: (i) discuss with any Qualified Prospective Investor the advantages or disadvantages of investments in general or of an investment in Licensee; (ii) provide any advice or analyses or make any recommendations to Qualified Prospective Investors with respect to an investment in Licensee; (iii) take part in any negotiations between Qualified Prospective Investors and Licensee; (iv) deliver any offering document to a Qualified Prospective Investor; (v) receive or handle any Qualified Prospective Investor’s securities purchase agreement(s) prior to the issuance of Licensee’s securities or any funds used by a Qualified Prospective Investor to invest in Licensee; (vi) participate in any advertisement, endorsement or general solicitation regarding an investment in the Licensee; (vii) participate in the preparation of materials (including financial data or sales literature) relating to the sale or purchase of an interest in Licensee or in the distribution of these materials to any Qualified Prospective Investor; (viii) engage in any other communication with a Qualified Prospective Investor regarding a possible investment in Licensee.

3.6.5	Licensor shall participate in discussions with Qualified Prospective Investors as needed with respect to matters related to TIGRcub® Securities structure, TIGRcub® Transaction Documents, closing coordination, the Trustee or other similar matters reasonably requested by Licensee.

Section 4	License and Service Fees.

4.1	Amount of License and Servicing Fees. In consideration of the licenses granted In Section 2.1 and the servicing performed by Licensor, as described in Section 3, Licensee shall pay the fees in accordance with Exhibit 3 and Section 4.2 of this Agreement. The fees in Exhibit 3 are the aggregate of Entrex License and Service Fees and Trustee fees related to Trustee’s provision of trustee and other services in connection with TIGRcub® Securities.

4.2	Payment of the License and Servicing Fees. In accordance with Exhibit 3, Licensee shall pay Licensor in the aggregate, (i) on the closing date of each TIGRcub® Securities issuance an amount equal to the applicable one time fees in accordance with Exhibit 3 (the “License Fee”), minus the Deposit (as defined below) and (ii) on the closing date and on each anniversary of the closing date of each TIGRcub® Securities issuance an amount equal to the applicable annual fees in accordance with Exhibit 3 (the “Service Fee” and, together with the License Fee, the “License and Service Fee”), less any fees owing to the Trustee.

4.3	Payment of the Deposit. Licensee shall pay Licensor an amount equal to $10,000 on the Effective Date (the “Deposit”). The Deposit is non-refundable and upon closing shall be credited against the License and Service Fee due.

4.4	Method of Payment. All License and Service Fees, including the Deposit, payable under this Agreement shall, subject to Section 4.7, be made free and clear of any deductions for taxes by wire transfer to Licensor’s bank account using the wire transfer instructions provided in Section 11.1 hereof (which may be amended by Licensor from time-to-time in writing following the date hereof).

4.5	Interest on Overdue License and Service Fee Payments. Without limiting the applicability of Section 10, if Licensee fails to timely make any License Fee or Service Fee payment required to be made under this Agreement, then Licensee shall be required to pay Licensor interest on the overdue amount, over the period commencing on the date when such License and Service Fee payment was due and ending on the date when such amount is paid or when the obligation to pay such amount is otherwise satisfied or discharged, at a per annum floating rate equal to the lessor of (i) the rate five hundred (500) basis points above the Prime Rate of (ii) the highest rate permitted under applicable law.

4.6	Expenses and Other Fees. Licensee shall pay the expenses and other fees Identified on Exhibit 3 as set forth herein< provided however, that unless otherwise agreed by Licensee, reimbursable expenses and other fees payable to the Trustee or any other third party shall not exceed an amount equal to $25,000 in the aggregate. The Trustee or any other third party may be engaged only following a separate express written consent of Licensee (such consent not to be unreasonably withheld, conditioned or delayed).

4.7	Taxes. If any taxes are required to be withheld pursuant to applicable laws or regulations from License and Service Fees owned to Licensor hereunder, and Licensor shall determine to obtain a refund, reduction or exemption with respect to all or any part of any such taxes so withheld, then Licensee shall cooperate fully in the pursuit of such refund, reduction or exemption, and, if such a reduction or exemption is obtained, shall withhold in accordance therewith.

Section 5	Use and Protection of the Licensed Marks.

5.1	Limitations. Subject to Section 5.2 below and apart from the Licensed Marks, Licensee may not affix any Trademark to any TIGRcub® Certificate or use any Trademark in connection with the Commercialization or issuance of any TIGRcub® Securities, other than (i) Licensee’s own trade name and Trademark(s), (ii) as required by applicable law or (iii) with the prior written consent of Licensor, which shall not be unreasonably withheld, conditioned or delayed. Except for its use of the Licensed Marks in accordance herewith, Licensee shall not use any Trademark confusingly similar to the Licensed Marks, or containing a formative, derivative, variation or colorable imitation thereof. Licensee shall not use the Licensed Marks or any Trademark confusingly similar to the Licensed Marks or containing a formative, derivative, variation or colorable imitation thereof as part of Licensee’s corporate or trading name or in any other Trademark owned or Controlled by Licensee. Licensee shall not conjoin or otherwise combine, the Licensed Marks with any other Trademark.

5.2	Other Materials. Licensee may use its own trade name and Trademark(s) on advertising, marketing and promotional materials for the purpose of Commercializing TIGRcub® Securities in accordance with the terms of this Agreement.

5.3	Title. Licensee acknowledges that:

5.3.1	As between Licensor and Licensee, Licensor is the owner of the Licensed Marks;

5.3.2	The Licensed Marks, and the goodwill associated therewith, are valuable properties belonging to Licensor; and

5.3.3	All rights thereto are and shall remain the sole and exclusive property of Licensor.

5.4	Goodwill. Any goodwill derived from the use by Licensee of the Licensed Marks shall accrue exclusively to Licensor and Licensee hereby assigns to Licensor any and all such goodwill.

5.5	Restriction on Applications. Licensee shall not apply for or obtain registration of any Trademarks confusingly similar to the Licensed Marks< or any Trademarks containing or comprising a formative, derivative, variation or colorable imitation of the Licensed Marks.

5.6	Protection of Licensor’s Rights. Licensee will not do or omit to do anything which might reasonably be expected to diminish

Section 6	Term and Termination.

6.1	Term. This Agreement shall commence upon the Effective Date and remain in effect until terminated in accordance with its terms (the “Term”).

6.2	Licensor Termination for Cause. Notwithstanding the foregoing:

6.2.1    Except as provided in Sections 6.2.2, 6.2.3 and 6.2.4, this Agreement shall terminate, at Licensor’s option, upon thirty (30) days’ written notice to Licensee, upon breach by Licensee of any of the material provisions hereto, provided such material breach shall not have been cured within such thirty (30) day period (or such longer cure period as may be expressly provided for herein);

6..2.2    Licensor shall have the option to terminate this Agreement immediately, if upon specific written notice by Licensor to Licensee demanding payment, Licensee fails to pay the Deposit or any License and Service Fees by the date specified in such notice (the date not falling sooner than three (3) Business Days following the delivery of such notice to Licensee);

6.2.3    Licensor shall have the option to terminate this Agreement immediately upon written notice to Licensee if Licensee commits or attempts to commit any act of fraud against Licensor; and

6.2.4    Licensor shall have the option to terminate this Agreement immediately upon written notice to Licensee if Licensee attempts to assign this Agreement or any of its right hereunder in violation of Section 11.7 hereof.

6.3	Licensee Termination for Cause. Notwithstanding the foregoing:

6.3.1    Except as provided in Sections 6.3.2 and 6.3.3, this Agreement shall terminate, at Licensee’s option, upon thirty (30) days’ written notice to Licensor, upon breach by Licensor of any of the material provisions hereof, provided such material breach shall not have been cured within such thirty (30) day period (or such longer cure period as may be expressly provided for herein);

6.3.2    Licensee shall have the option to terminate this Agreement immediately upon written notice to Licensor if Licensor commits or attempts to commit any act of fraud against Licensee; and

6.3.3    Licensee shall have the option to terminate this Agreement immediately upon written notice to Licensor if Licensor attempts to assign this Agreement or any of its right hereunder in violation of Section 11.7 hereof.

6.4	Bankruptcy. This Agreement may be terminated immediately upon written notice by either Party (the “Non-Debtor Party”) at any time during the Term (i) upon the declaration by a court of competent jurisdiction that the other Party (the “Debtor Party”) is bankrupt and the Debtor Party’s assets are to be liquidated, (ii) upon the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the United States Bankruptcy Code) with respect to the Debtor Party, (iii) upon an assignment of a substantial portion of the assets for the benefit of creditors by the Debtor Party, (iv) in the event a receiver or custodian is appointed for the Debtor Party’s business or (v) if a substantial portion of the Debtor Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall become effective only if the proceeding is not dismissed within sixty (60) days after the filing thereof.

6.5	Termination for Convenience. Either Licensee or Licensor may terminate this Agreement following either (i) the maturity or redemption of all of the securities issued under this Agreement or (ii) the expiration of all commitment letters for the issuance of TIGRcub® Securities by Licensee by giving Licensor notice of the termination at least thirty (30) days prior to the termination date specified in the notice.

6.6	Obligations Upon Expiration or Termination. The expiration or termination of this Agreement, in whole or in part, shall not relieve Licensee from its obligations to pay any License and Service Fees accrued hereunder prior to such expiration or termination.

6.7	Effect of Expiration or Termination. Upon the expiration or termination of this Agreement, all Licensed Rights shall revert to Licensor and Licensee shall (i) immediately cease to practice any and all Licensed Rights, (ii) immediately return to Licensor any and all of Licenser’s Confidential Information and all other materials reflecting the Licensed Rights and (iii) cease issuing and Commercializing TIGRcub® Securities.

Section 7	Obligations of the Parties.

7.1	Know-How and Improvements.

7.1.1	Licensor shall disclose and communicate to Licensee all Licensed Know-How in its Control as of the Effective Date that Licensor determines in its reasonable discretion to be necessary for Licensee’s issuance and Commercialization of TIGRcub® Securities.

7.1.2	Licensee shall promptly disclose and communicate to Licensor all Licensee Improvements acquired, discovered, created, invented, originated, made or conceived using the Licensed Rights following the Effective Date. Licensee shall, and hereby does, assign all of its right, title and interest in all Licensee Improvements to Licensor. All such Licensee Improvements shall automatically be included within the scope of the license granted pursuant to Section 2.1 of this Agreement; it being understood that such inclusion shall not affect the License and Service Fees due pursuant to Section 4 hereof, and Licensor may, but shall not be obligated to, at his expense, file and prosecute, or cause to be filed and prosecuted, such United States and foreign patent applications with respect to any such Licensee Improvements as Licensor shall in its sole discretion determine. Licensee shall, and shall cause its employees to, cooperate fully with Licensor (at Licensor’s expense) in connection with such prosecutions, if any, and, generally, to permit Licensor to protect its proprietary interest in all Licensee Improvements.

7.1.3	Any improvements relating to the Licensed Know-How acquired, discovered, invented, originated, made, conceived or Controlled after the Effective Date by licensor that are necessary for Licensee’s issuance acid Commercialization of TIGRcub® Securities (as determined by Licensor acting reasonably) and Controlled by Licensor shall be disclosed to Licensee and automatically be included within the scope of the license granted pursuant to this Agreement, it being understood that such inclusion shall not affect the License and Service Fees due pursuant to Section 4 hereof.

7.2	TIGRcub® Security Issuances. Licensee will:

7.2.1	Remain domiciled in the country in which TIGRcub® Securities are issued;

7.2.2	Not sell any TIGRcub® Security outside of the United States without the prior approval of Licensor, which such approval shall not be unreasonably withheld, conditioned or delayed;

7.2.3	Complete the Entrex Know Your Customer form attached hereto as Exhibit 4 before the first issuance of Licensee’s TIGRcub® Security;

7.2.4	Utilize the standardized TIGRcub® Security Documentation made available by Licensor on the Resource Site to consummate all TIGRcub® Security Issuances, unless otherwise agreed to in writing by Licensor, Licensor’s written approval shall not be unreasonably withheld as long as Licensee utilizes Security Documentation. In the event Licensee alters such TIGRcub® Security Documentation with Licensor’s prior written approval, Licensee shall and hereby does assign to Licensor all of Licensee’s right, title and interest in (but for the avoidance of doubt, not under) such altered documentation to Licensor;

7,2.5	Engage a trustee, subject to-Licensor’s approval, which will not be unreasonably withheld (the “Trustee”), under a trust indenture (the “Trust Indenture”) that shall contain, inter alia, certain restrictions on transfer and obligations requiring the holder of a TIGRcub® Certificate to provide certain information to the Trustee (which information the Trustee may provide to Licensor) in connection with any transfer, assignment or other disposition of any TIGRcub® Certificate;

7.2.6	Maintain a copy of the Trust Indenture, and all amendments and supplements thereto, with the corporate secretary of Licensee;

7.2.7	Deliver to the Trustee the financial information set forth in the Trust Indenture in accordance with the delivery schedule set forth therein. In addition, on the date of any purchase or sale by Licensee of any TIGRcub® Security (including, without limitation, issuance or redemption of any TIGRcub® Security), Licensee shall notify Licensor in writing the purchase, redemption or sales price, as the case may be, for such TIGRcub® Security;

7.2.8	Deliver to the Licensor a copy of all executed TIGRcub® securities purchase agreements, trust indentures, placement agent agreements, term sheets and all other Operative Agreements (as defined in the Trust Indenture) (together the “TIGRcub® Transaction Documents”); and

7.2.9	Include appropriate legend(s) on any and all TIGRcub® Certificates issued from time to time by Licensee noting transfer restrictions, such as:

“THE INTEREST REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE TRUST INDENTURE BETWEEN (NAME OF LICENSEE] AND THE [NAME OF TRUSTEE), AS TRUSTEE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF [NAME LICENSEE]”

7.2.10	Include the following disclaimer and limitation in all prospectuses (including any free-writing prospectus and any amendments or supplements to any prospectus), registration statements, private placement memoranda, offering memoranda and any other similar informational materials, including, but not limited to, documents required to be filed with any United States federal or state governmental, quasi-governmental or regulatory agencies (collectively, “Offering Documents”), and all other Materials, and any contract(s), in each case that refers to TIGRcub® Securities or the Licensed Marks, and upon request to furnish a copy thereof to Licensor:

“The TIGRcub® and Entrex® trademarks are used under license from Entrex, Inc. (“Entrex”). No TIGRcub® Securities or other financial product offered by [NAME OF LICENSEE], or its affiliates is sponsored, endorsed, offered, sold or promoted by Entrex. Entrex makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing In securities or financial products generally or in TIGRcub® Securities in particular. Entrex is not responsible for and has not participated in the preparation or distribution of any [NAME OF LICENSEE] offering materials or any other document prepared and distributed to investors in connection with the offering(s) contemplated by [NAME OF LICENSEE], and disclaims any liability or obligation whatsoever in respect thereof. Entrex has no obligation or liability to any third party in connection with the administration, marketing or trading of TIGRcub® Securities.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ENTREX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

7.2.11	Cause the name of any and all TIGRcub® Securities to include the Licensed Marks and to use the Licensed Marks in the designation of all TIGRcub® Securities.

7.3	Information Provided to Licensor. Licensee understands and agrees that any and all information provided to the Trustee or Entrex pursuant to Section 7.2 will be used by Licensor for the following purposes, among others to be determined in Licensor’s sole discretion:

7.3.1	To create an electronic database of Licensee’s TIGRcub® Transaction Documents and disclosures pursuant.to the

® securities; and

7.3.3	To create and publish various market indexes.

Section 8	Confidentiality.

8.1	Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, each Party agrees that for the Term and for ten (10) years thereafter, it shall keep the disclosing Party’s Confidential Information confidential to the same extent and in at least the same manner as the recipient Party protects its own Confidential Information, and shall not publish or otherwise disclose or use such Confidential Information without the disclosing Party’s consent. Each Party shall, however, be permitted to. disclose relevant aspects of the other’s Confidential Information to its officers, directors, professional advisors (including attorneys, bankers and consultants), contractors, subcontractors and employees, and to the officers, directors, profession advisors, contractors, subcontractors and employees of its affiliates, on a need to know basis; provided, however, that the recipient Party shall take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed in contravention of the provisions of this Agreement by such persons and entities. Confidential Information shall not include information that the recipient Party can establish:

8.1.1	Was already known by the recipient Party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing Party;

8.1.2	Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the recipient Party;

8.1.3	Became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any unauthorized act or omission of the recipient Party;

8.1.4	Was disclosed to the recipient Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to the recipient Party; or

8.1.5	Was independently discovered or developed by or on behalf of the recipient Party without the use of any of the disclosing Party’s Confidential Information.

8.2	Authorized Disclosure. Notwithstanding the provisions of Section 8.1, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable laws and regulations.

8.3	Notice of Disclosure. In the event it Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Section 8.2, it shall to the extent possible give reasonable advance written notice of such disclosure to such other Party, take reasonable measures to ensure confidential treatment of the Confidential information and cooperate with any lawful measures of such other Party to keep such Confidential information confidential.

8.4	SEC Filings and Other Disclosures. Licensee may disclose the terms of this Agreement (1) to the extent required, in the reasonable opinion of Licensee’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission, any stock exchange or any governmental, quasi-governmental agency, court or tribunal of competent jurisdiction and (ii) in connection with a prospective acquisition, merger or financing of Licensee, to prospective acquirers or merger candidates or to existing or potential investors, provided that prior to such disclosure each such prospective acquirer, candidate or investor shall agree in writing to be bound by obligations of confidentiality and non-use no less restrictive in scope than those set forth in this Section 8. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to clause (i) above, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, which redactions shall also be made in all future disclosures unless required to be disclosed by order of the United States Securities and Exchange Commission, any stock exchange, or any other governmental, quasi-governmental agency, court or tribunal of competent jurisdiction. if Licensee discloses this Agreement or any of the terms hereof in accordance with clause[s] (i) [and (ii)] above, Licensee shall seek, at its own expense, confidential treatment for such portions of this Agreement or terms as may be reasonably requested by Licensor.

8.5	Public Announcements; Publications.

8.5.1	Coordination. The Parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter hereof. The Parties shall, from time to time, and at the request of the other Party, discuss and agree on the general information content relating to this Agreement which may be publicly disclosed.

8.5.2	Press Release. The Parties may simultaneously release a mutually agreed-upon announcement regarding the signing of this Agreement.

Section 9	Representations and Warranties.

9.1	Licensor. Licensor hereby represents and warrants as follows:

9.1.1	Licensor (i) has full right, power and authority to enter into and perform this Agreement, and (ii) is not subject to any legal, contractual or other impediment which would inhibit its ability to enter into and perform this Agreement;

9.1.2	Licensor is the owner or exclusive licensee of the Licensed Marks and Licensed Know-How, including the TIGRcub® Security Documentation and materials that may be posted on Licenser’s Resource Site for Licensee’s Intended use;

9.1.3	There are no claims or proceedings of any kind, threatened or pending, that assert that the Licensed Rights infringe, misappropriate or compete unfairly with any copyright, trade secret, patent trademark, or other Proprietary Rights of any third party;

9.1.4	To the best of Licenser’s knowledge the use and Commercialization of the Licensed Rights as contemplated by this Agreement does not infringe, misappropriate or compete unfairly with any United States copyright, trade secret, patent, trademark or other Proprietary Rights of any third party;

9.1.5	There are no pending or issued United States third-party patents that Licensor or its counsel reasonably believes may serve as an obstacle or limitation to (i) the issuance or enforceability of the Licensed Patent Rights, (ii) Licenser’s ability to perform under this Agreement, or (iii) Licensee’s Commercialization of TIGRcub® Securities as contemplated by this Agreement;

9.1.6	There is no outstanding Legal Proceeding to which Licensor is a party which, if decided unfavorably to Licensor, would have a materially adverse effect on Licensor’s ability to fulfill its obligations under this Agreement;

9.1.7	Licensor has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary bankruptcy petition, (iii) suffered the filing of any involuntary bankruptcy petition by any of its creditors, (iv) suffered the appointment of a receiver to take possession of all or any substantial portion of its assets, (v) suffered the attachment or other judicial seizure of all or any substantial portion of its assets;

9.1.8	Licensor is already acquainted with the Qualified Prospective Investors it may introduce to the Licensee and has a pre-existing relationship with them, has not and will not make any public or general solicitation or advertising to locate such Qualified Prospective Investors, that such Qualified Prospective Investors are known to Entrex through its prior experiences, and that it has not previously contacted such investors on behalf of Licensee;

9.1.9	Licensor is not a registered representative with any broker-dealer in the United States, is not employed by or associated with any broker-dealer in the United States, Is not an investment adviser either generally or with respect to the specific individuals, and has not become aware of the specific investor through any registered representative or broker-dealer in the United States; and

9.1.10	Licensor is and shall at all times during the Term be in compliance with any federal and state securities laws and regulations applicable to it and its activities from time to time.

9.2	Licensee. Licensee hereby represents and warrants as follows:

9.2.1	Licensee (i) has full right, power and authority to enter Into and perform this Agreement and (ii) is not subject to any legal, contractual or other impediment which would inhibit its ability to enter into and perform this Agreement, which has not been waived or consented to prior to the Effective Date or prior to the closing date referred to in Section 4.2 above at the latest;

9.2.2	There is no outstanding litigation, arbitrated matter or other dispute to which Licensee is a party which, if decided unfavorably to Licensee, would have a materially adverse effect on Licensee’s ability to fulfill its obligations under this Agreement;

9.2.3	Licensee has (or will have latest on the closing date referred to in Section 4.2 above at the latest) the capability and intention to Commercialize and issue TIGRcub® Security instruments in the United States and to pay the Deposit and License and Service Fees described provided in Section 4; and

9.2.4	Licensee has not (I) made a general assignment (not by way of granting security interests in connection with financings) for the benefit of creditors, (ii) fled any voluntary bankruptcy petition, (iii) suffered the filing of any involuntary bankruptcy petition by any of its creditors, (iv) suffered the appointment of a receiver to take possession of all or any substantial portion of its ascots, (v) suffered the attachment or other judicial seizure of all or any substantial portion of its assets or (vi) admitted in writing its inability to pay any of his debts.

Section 10	Disclaimer of Warranties; Limitation of Liability; Indemnification.

10.1	Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 9, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY EXCLUDES ALL STATUTORY AND IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, OR OF MERCHANTABLE QUALITY, OR OF FITNESS FOR ANY PURPOSE, PARTICULAR, SPECIFIC OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY AGREES THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL HAVE ANY LIABILITY HEREUNDER OR OTHERWISE WITH RESPECT TO ANY REPRESENTATION, WARRANTIES OR OTHER STATEMENTS, WRITTEN OR ORAL, MADE BY OR ON BEHALF OF THE OTHER PARTY, EXCEPT AS SET FORTH IN SUCH SECTION 9.

10.2	Limitation of Liability. EXCEPT AS SET FORTH IN SECTION 10.3, EACH PARTY’S TOTAL AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, IN CONNECTION WITH THE LICENSED RIGHTS AND THIS AGREEMENT IN ANY RESPECT WHATSOEVER SHALL IN NO EVENT EXCEED THE SUM OF THE LICENSE AND SERVICE FEES ACTUALLY PAID TO LICENSOR HEREUNDER. NEITHER PARTY SHALL BE LIABLE FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.3	Indemnification.

10.3.1	Licensor. Licensor will defend, indemnify and hold harmless Licensee and its affiliates and their respective officers, employees and agents from and against any and all losses, expenses, claims, damages, liabilities, causes of action and costs (including the cost of investigation and attorney’s fees) of any nature made or lawsuits or other proceedings filed or otherwise Instituted against Licensee or any such other person or entity (collectively, “Liabilities”) alleging (1) breach by Licensor of any of Licensor’s representations or warranties in Section 9.1 or (ii) that the Licensed Rights infringe the Proprietary Rights of any third party (an “Infringement Claim’). Notwithstanding the foregoing, Licensor will have no obligations to Licensee with respect to any Infringement Claim that is based on (1) any modification of the Licensed Rights not made or approved in writing by Licensor or as otherwise approved pursuant to this Agreement, (2) any combination of the Licensed Rights with other products, services, or technology not approved in writing or provided by Licensor or (3) any unauthorized use of the Licensed Rights. The indemnification obligation of Licensor as set forth in this Section 10.3.1 is Licensee’s sole and exclusive remedy for any and all Infringement Claims related to the Licensed Rights.

10.3.2	Licensee. Licensee will defend, indemnify and hold harmless Licensor and its affiliates and their respective officers, employees and agents from and against any and all Liabilities or lawsuits or other proceedings filed or otherwise by Licensee of any of Licensee’s representations or warranties in Section 9.2 (ii) fraud, misrepresentation or any similar claim and arising out of Licensee’s Commercialization and/or issuance of TIGRcub® Securities or (iii) any untrue statement of a material fact contained in any Offering Document or other Materials or that arises out of or is based upon any omission to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, except insofar as any such Liability arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information concerning Licensor famished in writing by or on behalf of Licensor to Licensee expressly for use in an Offering Document or in the applicable Materials.

10.3.3	Procedures. If any third party claim is commenced against a party entitled to indemnification under Section 10.3,1 or Section 10.3.2 (the “Indemnified Party”), notice thereof shall be given by the Indemnified Party to the other Party (the “Indemnifying Party”) as promptly as practicable. Any delay by the Indemnified Party in providing such notice shall not limit the Indemnifying Party’s obligations pursuant to Section 10.3.1 or Section 10.3.2 except to the extent of any Liabilities caused by such delay. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date and which a response to such claim is due, to Immediately take control of the defense and investigation of such claim and to employ and engage attorneys acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s cost. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves ‘a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees and expenses Incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume fall control over the defense of a claim subject to such defense as provided in-this Section, the Indemnifying Party may participate in such defense, at its cost, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost of the Indemnifying Party.

10.3.4	Additional Obligations. If continued use of any Licensed Know-How or Licensed Mark, the continued use any invention covered by a Licensed Patent Right, or the exercise of any Licensed Right is enjoined, or is the subject of a settlement or other agreement that limits, prevents or adversely affects Licensee’s issuance and/or Commercialization of TIGRcub® Securities, then (a) the affected licenses) granted under Section 2.1 shall immediately terminate without the need for any further action by either Party, (b) Licensee shall, at the option of Licensor, either (i) phase out the use of the Materials in the ordinary course of business or (ii) promptly cease the use of the Materials, provided that in each case Licensor agrees to reimburse Licensee for the cost of such Materials (following Licensee’s presentation of substantiation for such costs), (c) Licensor shall promptly refund to Licensee a pro rata share of any Service Fees paid by Licensee In the affected year, as well as, [a pro rata share of] the License Fees paid by Licensee hereunder based on the longest maturity date for any then outstanding TIGRcub® Securities issued by Licensee, and (d) Licensee shall cease issuing and Commercializing TIGRcub® Securities.

Section 11	Miscellaneous Provisions.

11.1	Notices. Any notice, demand, consent, request or other communication required or permitted to be delivered hereunder to either Party hereto (the “Receiving Party”) shall be in writing and shall be deemed properly delivered, given and received on the earlier of (i) the date of actual delivery of such notice, demand, consent, request or other communication to the Receiving Pasty at the address set forth beneath the name of the Receiving Patty, below (or at such other address as the Receiving Party shall have specified in a written notice delivered to the other Party hereto); (ii) the date three (3) Business Days after the date on which such notice, demand, consent, request or other communication is deposited as registered or certified mail, postage prepaid, with return receipt requested, addressed to the Receiving Party at the address set forth beneath the name of the Receiving Party below (or at such other address as the Receiving Party shall have specified in a written notice delivered to the other Party hereto); or (iii) the date of an e-mail with such notice, demand, consent, request or other communication, provided that the receipt of such e-mail is acknowledged by the Receiving Party within three (3) Business Days of the date of the e-mail:

Licensor:

Entrex, Inc.

233 South Wacker Drive.

Suite 300.

Chicago, IL 60606

Attn: Mr. Stephen H. Watkins, Chairman and Chief Executive Officer

e-mail address: swatkins@entrex.net

Licensor Wire Transfer Instructions:

Wachovia Bank: ABA 063000021- Jacksonville FL

Number 2000013727417 - For the Benefit of Entrex, Inc.

With a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the.Americas

New York, New York 10019

Attn: John Keiserman, Esq.

Licensee:

EOS PETRO, INC.

2049 CENTURY PARK EAST SUITE 3670

LOS ANGELES, CA. 90067

TO THE ATTENTION OF MICHAEL FINCH

With a copy to:

JEFF BERG

BAKER & HOSTETLER, LLP

12100 Wilshire Blvd. 15th Floor Los Angeles, CA. 90025

11.2	Headings. The Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to In connection with the construction or interpretation of this Agreement

11.3	Governing Law. This Agreement shall be construed and interpreted In accordance with, and shall be governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws).

11.4	Jurisdiction. Neither Party shall commence any Legal Proceeding or action against the other Party under this Agreement unless and until such Parties have attempted in good faith to settle the underlying dispute arising out of or relating to this Agreement through negotiation for a period of not less than fifteen (15) Business Days. Each of the Panics hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York, and any appellate court with jurisdiction over the judgments of such courts, in any action or proceeding arising out of or relating to this Agreement. Each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought In an inconvenient forum or that the venue of such action, suit or other proceeding is “improper. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any jurisdiction, either within or outside of the United States, by suit on the judgment or in any other manner permitted by law. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

11.5	Waiver of Jury Trial. Each Party hereto waives, to the fullest extent permitted under applicable law, any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

11.6	Specific Performance. Without limiting the rights of each Party hereto to pursue all other legal and equitable rights available to such Party for any other Party’s failure to perform their obligations under this Agreement, the Parties acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure without the requirement of posting a bond or other security.

11.7	Assignment. Except with the express written consent of Licensor and Licensee, which may not be withheld unreasonably, Licensee and Licensor shall not (whether voluntarily, involuntarily, by operation of law or otherwise) (i) sell, transfer or assign any of the Licensed Rights or any interest in any of the Licensed Rights to any third person; (ii) pledge or encumber any of the Licensed Rights or any interest in any of the Licensed Rights; (iii) sell, transfer or assign any of Licensee’s or Licensor’s rights under this Agreement or (iv) delegate any of Licensee’s and Licensor’s obligations under this Agreement. Any attempted or purported sale, transfer or assignment by Licensee or Licensor of any of the Licensed Rights or any interest therein or of any rights under this Agreement in violation of this Section, and any attempted or purported delegation by Licensee of any of his obligations under this Agreement in violation of this Section, shall be null and void ab initio and of no force or effect, and shall not bind or be recognized by the signing parties.

11.8	Successors and Assigns. Subject to the provisions of Section 11.7 of this Agreement, this Agreement shall be binding upon (a) Licensor and its successors and assigns; and (b) Licensee and its successors and assigns. Except for the provisions of Section 10.3, the provisions of this Agreement are not intended to, and shall not, provide any rights or remedies to any other person.

11.9	Severability. If any term or other provision of this Agreement is invalid, illegal or. incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.10	Relationship Between Parties. The relationship between Licensor and Licensee is that of independent contractors. Licensor and Licensee are not joint venturers, partners, principal and agent, franchiser and franchisee, master and servant, employer or employee, attorney and client, and have no relationship other than as independent contracting parties. Neither Party shall have the power to bind or obligate the other party in any manner.

11.11	Non-Circumvention. Licensee will not in any manner circumvent, or attempt to circumvent its payment obligations under this Agreement. Therefore, during the ‘Restricted Period, neither Licensee nor its subsidiaries will directly or indirectly (i) raise financing by issuing TIGRcub® Certificates or any similar revenue1articipating securities; (ii) enter into any financing transactions using T1GRcub Certificates or any similar revenue participating securities with any Qualified Prospective Investors) listed on a Qualified Prospective Investor and Qualified Prospective Placement Agent Identification and Acceptance Form (which is attached hereto as Exhibit 5) signed by the Licensee or (iii) enter Into any financing transactions using TIGRcub® Certificates or any similar revenue participating securities with any investor introduced to Licensee by a Qualified Prospective Placement Agent(s) listed on a Qualified Prospective Investor and Qualified Prospective Placement Agent Identification and Acceptance Form (which is attached hereto as Exhibit 5) signed by the Licensee, except in each case with the express prior written consent of Licensor (such consent not to be unreasonably withheld, conditioned or delayed.

11.12	Entire Agreement. This Agreement sets forth the entire understanding of prior agreements and understandings between the Parties hereto relating to the subject matter of this Agreement. No amendment, modification, change or supplement to this the Parties hereto with respect to the subject matter of this Agreement and supersedes all Agreement shall be valid unless in writing signed by authorized representatives of each of Licensor and Licensee.

11.13	Interpretation. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa), wherever appropriate. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase `without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in writing, (ii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits and Schedules of this Agreement. References to dollar amounts shall be deemed to indicate United States Dollars.

11.14	Waiver. No failure on the part of either Party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of either Party hereto in exercising any such power, right, privilege or remedy, shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.15	Construction. Each Party hereto agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

11.16	Additional Documents and Actions. Licensee agrees to execute and deliver, or cause to be executed and delivered, at Licensor expense, such agreements, instruments and documents, Including a memorandum of license suitable for recording in the United States Patent and Trademark Office (or the equivalent agency in any relevant foreign jurisdiction) and satisfactory in form and substance to Licensor, and to take such other actions at Licensor expense, as Licensor reasonably determines to be necessary or appropriate for the purpose of effectuating, evidencing, implementing or facilitating the consummation of any of the transactions contemplated by this Agreement or for the purpose of enabling Licensor to enforce any of its rights under this Agreement, each at the expense of Licensor.

11.17	Survival. Notwithstanding any other provisions contained in this Agreement, the rights and obligations in Sections 5.3, 5.4, 5.7, 6.6, 8, 10 and 11 shall survive the expiration termination of this Agreement.

11.18	Nonexclusivity. Unless otherwise provided for herein, the rights and remedies of each Party under this Agreement are not exclusive of or limited by or in limitation of any other rights or remedies (including any rights of set off) which a Party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative.

[Signature Page Follows]

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed as Of the Effective Date.

LICENSOR:	ENTREX, INC.

	By:	/s/ Stephen H. Watkins

		Name:	Stephen H. Watkins

		Title:	Chief Executive Officer

		Date:	March 1, 2012

LICENSEE:	[NAME OF LICENSEE]

	By:	/s/ Michael J. Finch

		Name:	Michael J. Finch

		Title:	Chief Executive Officer

		Date:	March 1, 2012

EXHIBIT 1

THE LICENSED MARKS

EXHIBIT 2

TRADEMARK USAGE GUIDELINES

Entrex, Inc. Trademark Usage Guidelines

Last Updated: August 1, 2011

Document Purpose and Contact Information

These Trademarks Usage Guidelines outline the general requirements related to your use of Licensed Marks, which are depicted below:

Entrex reserves the right to modify or update the artwork for the Licensed Marks from time to time. You are required to begin using the new artwork in any Materials as soon as it is made available to you.

Entrex reserves the right to monitor the compliance of all advertising, marketing, promotional and other materials (collectively, the “Materials”) bearing the Licensed Marks, even those Materials that have been approved in accordance with the quality control provisions of the Agreement.

Should you have any question concerning this document or your use of the Licensed Marks, please contact the following person:

Stephen H. Watkins

Chief Executive Officer

Entrex, Inc.

233 South Wacker Drive

Suite 300

Chicago, IL 60606

SWatkins@entrex.net

(954) 856-6659

Your Responsibilities

Improper use of a Trademark may lead to the loss of value and proprietary rights in the Trademark. As a licensee of the Licensed Marks, it is your responsibility to help protect the value and proprietary nature of the Licensed Marks by adhering to the usage standards set forth in these Trademark Usage Guidelines and In the Agreement. You must obtain written consent from Entrex prior to utilizing any Licensed Mark in any way that is inconsistent with these Trademark Usage Guidelines.

Trademark Grammar

All Materials must correctly use the Licensed Marks in sentences. Follow these rules whenever using a Licensed Mark in a sentence:

•	The Licensed Marks should always be used as adjectives and never as nouns or verbs;

•	The Licensed Marks should never be used in the passive voice;

•	The Licensed Marks should never be used in the plural or possessive forms;

•	The Licensed Marks should always be presented in a distinctive fashion, such as by using all capital letters, quotation marks, italics, boldface type or underlining; and

•	The appropriate notice. symbol ("TM", "SMT' or "®"), as directed by Entrex, should be used with all uses of a Licensed Mark. If a Licensed Mark appears repeatedly in any Materials, the notice symbol does not need to appear throughout the Material so long as the notice symbol is included prominently in the first use.

Alteration of the Licensed Marks

The Licensed Marks may never be altered without first obtaining written approval from Entrex. This includes, but is not limited, to the following alterations:

•	Adding other design elements, such as text or images, to the Licensed Marks;

•	Translating or otherwise adapting the Licensed Marks into any other language;

•	Changing the color of the Licensed Marks;

•	Scaling the Licensed Marks horizontally, vertically or otherwise;

•	Rotating the Licensed Marks;

•	Repositioning design elements within the Licensed Marks; and

•	Applying distortion effects to the Licensed Marks, such as gradations, 3D effects, drop shadows, sparkles or other graphic effects.

Always reproduce the Licensed Marks (other than word marks) from the digital file supplied by Entrex.

Attribution of Ownership

When a Licensed Mark is used, the following "credit" should appear in close proximity to the Licensed Marks:

"[MARK] is a trademark of Entrex, Inc."

Co-Branding

Except as may be otherwise provided for in the Agreement, the Licensed Marks may not be used in any Materials with any other Trademarks without the prior, express, written consent of Entrex.

Color of Trademarks

The Licensed Marks should always appear in the color(s) specified by Entrex. When it Is not possible to display a Licensed Mark in the appropriate color(s), it should generally be displayed in black.

Reversed-Oat Trademarks

A "reversed-out" trademark is a trademark displayed on a darker background using a lighter typeface or image for the trademark's design elements. If a Licensed Mark is displayed in reversed-out form, use it in color whenever possible. If color reproduction is not feasible or desirable, display the Licensed Mark In white.

Clearspace Surrounding Trademarks

In order to protect the Integrity and impact of the Licensed Marks, an area of "clearspace" should be maintained around the Licensed Marks. This area of clearspace should contain no images, text or other design elements. Generally, the minimum distance between a Licensed Mark and any other design elements should be the lesser of the height or length of the Licensed Mark being used.

EXHIBIT 3

TIGReub® Security issuance

License and servicing Fee Schedule

Effective September 1, 2009

TIGReub® Security Issurance Size	$1,6999,999 or less		$1,700,000 to $50,000,000		Above $50,000,000
Combined Entrex and Trustee Fees	One Time Fees	Accrual Fees	One Time Fees	Accrual Fees	One Time Fees	Accrual Fees
Transaction Type
Secured	N/A	N/A	$10,000 +1.5%	55 bps	1.35%	50 bps
Unsecured	$25,000	$15,000	1.35%	50 bps	1.25%	45 bps

FEES AND SERVICING EXPLANATIONS

The fees set forth above are subject to terms and conditions of the TIGRcub® License and Servicing Agreement and Trustee's service agreements. The annual basis point referenced above is per TIGRcub® Security issuance and will be applied to the cumulative total face value of issuances of the same security. Fees cover the duties and responsibilities of Entrex and the Trustee related to closing coordination, account administration, and TIGRcub® Security holder services including collection of declared revenues of the Licensee, payment distributions to TIGRcub® Security holders, preparation and distribution of redemption notices, annual tax reporting for certificate holders, and the monitoring of issuer compliance. This fee is payable In advance for the year and shall not be prorated. The fees for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be commensurate with the service to be provided. These extraordinary services may include.. but are not limited to, supplemental agreements, consent operations, unusual releases, and preparation of special or interim reports or collateral custodian services.

1. Inclusive of Entex License and Service fees and Trustee's Payment Agent, Registrar, Transfer Agent and Services Fees(the Entrex License Fee has been incorporated into the One Time Fees outlined above and the Entex Service Fee has been Incorporated into the Annual Fees outlined above). Fees above do not include Trustee's Collateral Agent fees, if required, in connection with collateral custodian services or Settlement Agent fees for t44A transactions.

2.Secured transactions include security interests in assets of the Issuer and collateral assignments.

3.Fees ate determined as a percentage of the overall TIGRcub® issuance size. For multiple closings of the same security, add $5,000 per closing for each closing after the initial closing.

Additional out-of-pocket expenses of the Trustee are excluded in the fee schedules above and may include, but are not limited to, telephone; facsimile; courier; copying; postage; supplies; statutory tiling charges, including UCC amendments, continuations, and termination fees; and, expenses of Trustee representative(s) and counsel for attending special meetings.

In the event that a default occurs and is not cured within the appropriate time period required by the Trust Indenture, Trustee shall be paid a "Default Administration Fee" calculated in accordance with Trustee's hourly rate in effect at the time of the default and as may be modified by Trustee in Its sole discretion from time to time thereafter, plus all expenses incurred by Trustee, which expenses will include the fees and expenses of counsel. In addition. if Trustee is required to advance any payments, Trustee shall be entitled to charge interest on such advances at Trustee's (or one of its affiliate's) prime rate in effect on the date of the advance.

The above fee schedules exclude any fees and expenses of Trustee's counsel for its services as and when necessary, including counsel's review of governing documents, communication with members of the closing party (including representatives of the issuer, investment banker(s), attorney(s) and Trustee), attendance at meetings and the closing, and such other services as Trustee may deem necessary by its counsel. The counsel fee will be the actual amount of the reasonable fees and expenses charged by counsel and is payable at closing. Should closing not occur, Licensee shall still be responsible for payment of reasonable counsel fees and expenses.

EXHIBIT 4

ENTREX, INC. KNOW YOUR CUSTOMER FORM

(TO BE COMPLETED BEFORE FIRST TIGRcub® SECURITY ISSUANCE)

To Our New Customers:

In order to comply with the Patriot Act of 2001 and Know Your Customer guidelines established therein by the Federal Reserve Bank, Entrex, Inc. Is required to obtain certain information and documentation about you and your Company prior to issuing your Company's first TIGRcub® Security. Pease fill in the blanks below, attach the items requested, and forward to Entrex, Inc. Please direct questions to Larry P. Roches, President and Chief Operating Officer, at 312-488-1101 or at Troches@entrex.net. We appreciate your cooperation and look forward to a mutually beneficial business relationship with you.

SECTION I: GENERAL INFORMATION

Business Name: EOS PETRO, INC.

Address: 2049 CENTURY PARK EAST SUITE 3670

City: LOS ANGELES	State/Province:-CALIFORNIA

Zip/Postal Code: 90067	Country: U.S.A.

Telephone: 310 552 1555	Fax: 424 288 5650

Website: www.cos-petro.com

Nature of Business: OIL AND GAS

Date and Place of Formation: MAY-2-2011	State: -DELAWARE

Organizational Structure:         ☐ Corporation   ☐ Partnership    ☐ Government Entity

☐ Bank ☐ Limited Liability Company ☐ Trust ☐ Other.______________________________

Key business locations/primary trade areas:

Major customers/suppliers:

Important Investments and/or patents/inventions:

Number of employees/locations and/or market share:

Source of Capitalization and/or Funding:

Name and positions of important persons with authority or control (Principal Officers and Directors):

Name	Title	Social Security No.	Date of Birth	Address

Name and title of significant owners (shareholders, partners, beneficial owners, etc.):

Name	Title	Ownership %

Ownership: ☐ Private ☐ Public	If Public, list ticker symbol

Please list subsidiaries or affiliated under common control or ownership (attach additional sheet if necessary):

Name	Address

SECTION II: FINANCIAL INFORMATION

Financial Statement Data:

Annual Sales (in USD):

Managed Assets (in USD):

Income (in USD):

Tax Information:

☐ Tax Status: Domestic (US)	☐ Foreign (Non-US)	☐ Foreign (US-Branch)

US Taxpayer Identification Number (TIN): N/A

SECTION III: BANKING RELATIONSHIPS

List current bank account information: (attach additional sheet if necessary)

Account Name	Account Type (Checking, Loan)	Account Number

SECTION IV: AUTHORIZATION

Signature:	Date:

Printed Name and Title:

REQUIRED DOCUMENTS:

1.	W9/W8-BEN

2.	Incumbency Certificate/List of Authorized signers

IN ADDITION, PLEASE ATTACH COPIES OF TWO OF THE FOLLOWING DOCUMENTS:

1.	Articles of Incorporation, Articles of Organization, Partnership Agreement or similar document.

2.	Tax Return.

3.	Partnership Agreement.

4.	Annual Report (most recent).

5.	10K or other information from SEC or any SRO web site.

6.	Audited and Interim Financial Statements (most recent).

7.	Copies of any state or federal licenses required for conducting your business.

8.	U.S. IRS code sec. 501©(3) letter for non-profit organization.

EXHIBIT 5

QUALIFIED PROSPECTIVE INVESTOR AND QUALIFIED PROSPECTIVE PLACEMENT

AGENT IDENTIFICATION AND ACCEPTANCE FORM

I, [NAME OF OFFICER] acknowledge that the below designated Qualified Prospective Investor(s) and/or Qualified Prospective Placement Agent(s) was first introduced (NAME OF INVESTOR OR PLACEMENT AGENT] by Entrex, Inc.

Signature:

Title:  Chief Executive Officer

Date:

NAME AND ADDRESS OF QUALIFIED PROSPECTIVE INVESTOR(S) AND/OR QUALIFIED PROSPECTIVE PLACEMENT AGENT(S):

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